Exhibit 10.3

INPOINT COMMERCIAL REAL ESTATE INCOME, INC.

INDEPENDENT DIRECTORS COMPENSATION PLAN

ARTICLE 1

PURPOSE

1.1.  PURPOSE.  The purpose of this Plan is to attract, retain and compensate highly-qualified individuals who are not employees of the Company or any of its subsidiaries or affiliates (the “Independent Directors”) for service as members of its Board by providing them with competitive compensation.  The Company intends that the Plan will benefit the Company and its stockholders by attracting and retaining highly-qualified Independent Directors.

1.2.  ELIGIBILITY.  Independent Directors who are Eligible Participants, as defined below, shall automatically be participants in the Plan.

ARTICLE 2

DEFINITIONS

2.1.  DEFINITIONS.  Capitalized terms used herein and not otherwise defined shall have the meanings given such terms in the Restricted Share Plan.  Unless the context clearly indicates otherwise, the following terms shall have the following meanings:

(a)

“Annual Retainer” means the annual retainer (excluding Meeting Fees) payable by the Company to an Independent Director pursuant to Section 5.1 hereof and Section 6.3 of the Restricted Share Plan for service as a director of the Company (i.e., excluding any Supplemental Annual Retainer), as such amount may be changed from time to time.

(b)

“Eligible Participant” means any person who is an Independent Director on the Plan Effective Date or becomes an Independent Director while this Plan is in effect; except that during any period a director is prohibited from participating in the Plan by his or her employer or otherwise waives participation in the Plan, such director shall not be an Eligible Participant.

(c)	“Meeting Fees” means fees for attending a meeting of the Board or one of its committees as set forth in Section 5.3 hereof.

(d)	“Plan” means this InPoint Commercial Real Estate Income, Inc. Independent Directors Compensation Plan, as amended from time to time.

(e)	“Plan Effective Date” of the Plan has the meaning set forth in Section 8.3 of the Plan.

(f)

“Plan Year(s)” means the approximate twelve-month period beginning with the annual stockholders meeting and ending at the next annual stockholders meeting; provided that the first Plan Year shall begin on the Plan Effective Date and extend until the first annual stockholders meeting.

(g)

“Restricted Share Plan” means the Independent Director Restricted Share Plan of InPoint Commercial Real Estate Income, Inc., or any subsequent equity compensation plan approved by the Board and designated as the Restricted Share Plan for purposes of this Plan.

(h)

“Supplemental Annual Retainer” means the annual retainer (excluding Meeting Fees) payable by the Company to an Independent Director pursuant to Section 5.2 hereof for service as the chair of the Audit Committee of the Board, as such amount may be changed from time to time.

ARTICLE 3

ADMINISTRATION

3.1.  ADMINISTRATION.  The Plan shall be administered by the Board.  Subject to the provisions of the Plan, the Board shall be authorized to interpret the Plan, to establish, amend and rescind any rules and regulations relating to the Plan, and to make all other determinations necessary or advisable for the administration of the Plan.  The Board’s interpretation of the Plan, and all actions taken and determinations made by the Board pursuant to the powers vested in it hereunder, shall be conclusive and binding upon all parties concerned, including the Company, its stockholders and persons granted awards under the Plan.  The Board may appoint a plan administrator to carry out the ministerial functions of the Plan, but the administrator shall have no other authority or powers of the Board.

3.2.  RELIANCE.  In administering the Plan, the Board may rely upon any information furnished by the Company, its public accountants and other experts.  No individual will have personal liability by reason of anything done or omitted to be done by the Company or the Board in connection with the Plan.  This limitation of liability shall not be exclusive of any other limitation of liability to which any such person may be entitled under the Company’s Charter or otherwise.

ARTICLE 4

SHARES

4.1.  SOURCE OF SHARES FOR THE PLAN.  The shares of Equity Stock that may be issued pursuant to the Plan shall be issued under the Restricted Share Plan, subject to all of the terms and conditions of the Restricted Share Plan.  The terms contained in the Restricted Share Plan are incorporated into and made a part of this Plan with respect to shares of Equity Stock, Restricted Class P Shares and any other equity granted pursuant hereto and any such grant shall be governed by and construed in accordance with the Restricted Share Plan.  In the event of any actual or alleged conflict between the provisions of the Restricted Share Plan and the provisions of this Plan, the provisions of the Restricted Share Plan shall be controlling and determinative.  This Plan does not constitute a separate source of shares for the grant of Restricted Class P Shares or shares of Equity Stock described herein.

ARTICLE 5

RETAINERS, MEETING FEES AND EXPENSES

5.1.  ANNUAL RETAINER.  Each Eligible Participant shall be paid an Annual Retainer for service as a director during each Plan Year.  The amount of the Annual Retainer shall be established from time to time by the Board.  Until changed by the Board, the Annual Retainer for a full Plan Year shall be $20,000.  The Annual Retainer shall be payable as provided in Section 6.3 of the Restricted Share Plan, and as described in Section 6.3 the Restricted Share Plan, each Eligible Participant may elect to receive his or her Annual Retainer exclusively in cash, exclusively in Independent Director Shares, or any portion in cash and Independent Director Shares, or on such other terms and conditions as may be authorized by the Company and permitted, without penalty, under Code 409A.

5.2.  AUDIT COMMITTEE CHAIRPERSON SUPPLEMENTAL ANNUAL RETAINER.  The chairperson of the Audit Committee of the Board shall be paid a Supplemental Annual Retainer for his or her service as such chairperson during a Plan Year, payable at the same times as installments of the Annual Retainer are paid.  The amount of the Supplemental Annual Retainer for the chairperson of the Audit Committee shall be established from time to time by the Board.  Until changed by the Board, the Supplemental Annual Retainer for a full Plan Year for the chairperson of the Audit Committee shall be $5,000, which shall be payable as described in Section 6.3 of the Restricted Share Plan.  A pro rata Supplemental Annual Retainer will be paid to any Eligible Participant who becomes the chairperson of the Audit Committee of the Board on a date other than the beginning of a Plan Year, based on the number of full months he or she serves as a chairperson of the Audit Committee of the Board during the Plan Year.  Payment of such prorated Supplemental Annual Retainer shall begin on the date that the person first becomes chairperson of the Audit Committee, and shall resume on a quarterly basis thereafter.  In no event shall any installment of the Supplemental Annual Retainer be paid later than December 1 following the year to which such installment relates.

5.3.MEETING FEES. Each Independent Director shall be paid Meeting Fees for attending meetings of the Board or its committees. The amount of the Meeting Fees shall be established from time to time by the Board.  Until changed by the Board, the Meeting Fee for attending a meeting of the Board in person shall be $1,000 and the Meeting Fee for attending a meeting of a committee of the Board in person as a committee member shall be $500.  Until changed by the Board, the Meeting Fee for participation in a telephonic meeting of the Board, provided that minutes are kept at such telephonic meeting, shall be $500 and the Meeting Fee for participation in a telephonic meeting of a committee of the Board as a committee member shall be $350.  Meeting Fees shall be payable by the end of the quarter during which the applicable meeting occurred.

5.4.  TRAVEL EXPENSE REIMBURSEMENT.  All Eligible Participants shall be reimbursed for reasonable travel expenses in connection with attendance at meetings of the Board and its committees, or other Company functions at which the Chief Executive Officer or Chair of the Board requests the Independent Director to participate.  Notwithstanding the foregoing, the Company’s reimbursement obligations pursuant to this Section 5.4 shall be limited to expenses incurred during such director’s service as an Independent Director.  Such payments will be made by the end of the quarter of delivery of the Independent Director’s written requests for payment, accompanied by such evidence of expenses incurred as the Company may reasonably require, but in no event later than the last day of the Independent Director’s tax year following the tax year in which the expense was incurred.  The amount reimbursable in any one tax year shall not affect the amount reimbursable in any other tax year.  Independent Directors’ right to reimbursement pursuant to this Section 5.4 shall not be subject to liquidation or exchange for another benefit.

ARTICLE 6

AMENDMENT, MODIFICATION AND TERMINATION

6.1.  AMENDMENT, MODIFICATION AND TERMINATION.  The Board may, at any time and from time to time, amend, modify or terminate the Plan without stockholder approval; provided, however, that if an amendment to the Plan would, in the reasonable opinion of the Board, require stockholder approval under applicable laws, policies or regulations or the applicable listing or other requirements of an Exchange, then such amendment shall be subject to stockholder approval; and provided, further, that the Board may condition any other amendment or modification on the approval of stockholders of the Company for any reason.

ARTICLE 7

GENERAL PROVISIONS

7.1.  DURATION OF THE PLAN.  The Plan shall remain in effect until terminated by the Board.

7.2.  EXPENSES OF THE PLAN.  The expenses of administering the Plan shall be borne by the Company.

7.3.  PLAN EFFECTIVE DATE.  The Plan became effective on October 6, 2016 (the “Plan Effective Date”).

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The foregoing is hereby acknowledged as being the InPoint Commercial Real Estate Income, Inc. Independent Directors Compensation Plan as adopted by the Board.

Inpoint commercial real estate income, inc.

By:	/s/ Mitchell A. Sabshon
	Name:	Mitchell A. Sabshon
	Title:	CEO

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